                                                                     Exhibit 2.3

                                    GUARANTY


         THIS GUARANTY ("Guaranty") is made as of March 11, 1999.

         A. WHEREAS, Big Play, Inc., an Ohio corporation ("Purchaser"), and Roxxi, Inc., a Nevada corporation ("Seller"), have entered into an Asset Purchase Agreement (the "Agreement") dated March 11, 1999.

         B. WHEREAS, Royal Precision, Inc. ("Guarantor"), has agreed to guarantee all of Seller's obligations pursuant to the Agreement and all of Royal Grip, Inc.'s ("Royal") obligations under the Assignment and Assumption of Lease between Purchaser and Royal ("Assignment"), Seller and Royal being subsidiaries of Guarantor.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Guarantor hereby makes this Guaranty on the following terms and conditions:

         1. Guaranty of Payment. Guarantor hereby unconditionally and irrevocably guarantees the prompt performance and payment by Seller of all sums and obligations of Seller pursuant to the terms of the Agreement and all sums and obligations of Royal Grip, Inc. pursuant to the Assignment.

         2. Governing Law. This Guaranty and all amendments hereto shall be governed by the laws of the State of Ohio without regard to conflicts of law.

         3. Successors and Assigns. This Guaranty shall bind the successors and assigns of Guarantor, and shall inure to the benefit of Purchaser's successors and assigns.

         4. Construction of This Guaranty. This Guaranty is intended to give rise to absolute and unconditional obligations of Guarantor; hence, in any construction hereof, notwithstanding any provision of any other document to the contrary, this Guaranty shall be construed strictly in favor of Purchaser in order to accomplish its stated purpose.


                                               GUARANTOR


                                               Royal Precision, Inc.

Date: 3/11/98                                  By: /s/ Thomas A. Schneider
      -----------------------                     -----------------------------
                                               Its: President
                                                   ----------------------------